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             [Letterhead of James S. Kahan, SBC Communications Inc.]





October 17, 2001


Telefonos de Mexico, S.A. de C.V.,
Telmex Financial Ventures, LLC,
Carso Global Telecom, S.A. de C.V.
c/o Telefonos de Mexico S.A. de C.V.
Parque Via No. 190
Col. Cuauhtemoc
06599 Mexico,  D.F
Mexico

Re: Merger Agreement, dated as of October 17, 2001 (the "Merger Agreement"), Among SBC Communications Inc. ("SBC"), et al., and Prodigy Communications Corporation ("Prodigy")

Gentlemen:

Because your support is vital to the success of the merger (the "Merger") contemplated by the Merger Agreement, each of you has agreed to confirm with SBC the following actions each is willing to take in support of the Merger.

First: That you will tender all shares of Prodigy Class A Common Stock owned by you into the amended tender offer contemplated by the Merger Agreement (the "Amended Offer") and accept the cash price of $6.60 to be paid in the Amended Offer (or any higher price which may be provided for in the Amended Offer) and that you will not withdraw those shares from the Amended Offer.

Second: That you will vote all shares of Prodigy Class A Common Stock then owned by you in favor of the Merger and against any transaction or other action that could interfere with the timely completion of the Merger and accept the cash merger consideration of $6.60 (or any higher price which may be provided for in the Merger Agreement) into which shares of Prodigy Class A Common Stock are to be converted in the Merger for any shares owned by you as of the effective time of the Merger.

You hereby confirm that you own at least the number of shares of Prodigy Class A Common Stock set forth next to your name below and will not, prior to the effective time of the Merger, in any way transfer or dispose of any Prodigy Class A Common Stock owned by you except by tender into the Amended Offer.

You have advised us that you are free to enter into this letter agreement and that you have and will retain exclusive full voting and disposition rights with respect to all Prodigy shares owned by you. This letter agreement shall be governed by Delaware law. This agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This letter agreement shall terminate in the event that any of the following occur: (i) the Amended Offer is terminated or expires without any shares being purchased; (ii) the Amended Offer is further amended to reduce the price to be paid in the Amended Offer, change the form of the consideration payable in the Amended Offer, reduce the number of shares subject to the Amended Offer or make any other change in the terms or conditions of the Amended Offer adverse to the holders of shares; (iii) the Merger Agreement is terminated; or (iv) the Merger Agreement is amended to reduce or change the form of the merger consideration or make any other change in the terms or conditions of the Merger which is adverse to the holders of shares.
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We very much appreciate your cooperation in connection with this transaction. If the foregoing correctly sets forth our agreement, please sign below in the spaces indicated and return signed copies to SBC.

                                        SBC Communications Inc.


                                        By:  /S/JAMES S. KAHAN__
                                             -----------------
                                              Name:  James S. Kahan
                                              Title  Sr. Exec. V.P. - Corp. Dev.


Accepted and agreed to by:

Telefonos de Mexico, S.A. de C.V.


By:     /S/ADOLFO CEREZO
        ----------------
      Name:  Adolfo Cerezo
      Title: CFO

Telmex Financial Ventures, LLC              12,513,200 shares


By:     /S/ADOLFO CEREZO
        ----------------
      Name:  Adolfo Cerezo
      Title: Manager


By:     /S/ALFONSO LARA
        ---------------
      Name:  Alfonso Lara
      Title: Manager


Carso Global Telecom, S.A. de C.V.          29,396,911 shares
                                            ----------

                                     Total: 41,910,111 shares
By:     /S/EDUARDO VALDES
        -----------------
      Name:
      Title